Exhibit 99
Gray
Television, Inc.

NEWS RELEASE
Gray Reports Operating Results
For the Three Months and Six Months Ended June 30, 2008
Atlanta, Georgia — August 7, 2008. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced results from operations for the three months (the “second quarter”) and six months ended June 30, 2008 as compared to the three months and six months ended June 30, 2007.
Comments on As Reported Results of Operations for the Three Months Ended June 30, 2008:
Revenues.
Total net revenue decreased $1.0 million, or 1%, to $78.7 million due primarily to decreased local and national advertising revenues that were partially offset by increased political and internet advertising revenue in the current year. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 primary and general elections. Increased internet advertising revenue reflects our internet sales initiatives in each of our markets. The decrease in local and national revenue was largely due to a softening economy.
     Political advertising revenues increased $2.3 million, or 88%, to $5.0 million.
     Internet advertising revenue increased $0.8 million, or 34%, to $3.0 million.
     Local advertising revenue decreased $2.5 million, or 5%, to $49.5 million.
     National advertising revenue decreased $1.4 million, or 7%, to $18.5 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization and loss on disposal of assets) decreased $0.6 million, or 1%, to $48.5 million.
Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) decreased $0.9 million, or 24%, to $2.7 million.
We recorded non-cash stock-based compensation expense during the three months ended June 30, 2008 and 2007 of $395,000 and $310,000, respectively.
Comments on Results of Operations for the Six Months Ended June 30, 2008:
Revenues.
Total net revenue increased $0.3 million to $149.7 million due primarily to increased political and internet advertising revenue that were partially offset by decreased local and national advertising revenue in the current year. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 primary and general elections. Increased internet advertising revenue reflects our internet sales initiatives in each of our markets. The decrease in local and national revenue was largely due to a softening economy and due to the change in networks broadcasting the Super Bowl. During the first six months of 2008, we earned approximately $130,000 of net revenue relating to the 2008 Super Bowl broadcast on our six Fox channels compared to earning approximately $750,000 of net revenue relating to the 2007 Super Bowl broadcast on our 17 CBS channels during the first six months of 2007.
     Political advertising revenues increased $4.3 million, or 115%, to $8.0 million.
     Internet advertising revenue increased $1.4 million, or 31%, to $5.7 million.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

     Local advertising revenue decreased $3.5 million, or 4%, to $95.2 million.
     National advertising revenue decreased $2.1 million, or 6%, to $34.8 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $0.6 million, or 1%, to $98.5 million.
Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) decreased $1.4 million, or 18%, to $6.3 million.
We recorded non-cash stock-based compensation expense during the six months ended June 30, 2008 and 2007 of $689,000 and $830,000, respectively.
Internet Initiatives:
We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract traffic to our websites.
This strong revenue growth reflects the significantly increased traffic to our websites as illustrated below by the aggregate page views reported by our websites in the three months and six months ended June 30, 2008 compared to the three months and six months ended June 30, 2007.
Gray Websites — Aggregate Page Views

	Three Months Ended June 30,
			%
	2008	2007	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	150.3	97.3	54%

	Six Months Ended June 30,
			%
	2008	2007	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	312.5	203.6	53%
We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites as the result of our on-air promotion of our websites.
The aggregate internet revenues discussed above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet related commercial time sales.”

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 2 of 9

In the future we anticipate our direct internet revenue will grow at a significantly faster pace relative to our internet related commercial time sales.
Other Financial Data:

	June 30, 2008	December 31, 2007
	(in thousands)
Cash	$22,568	$15,338
Total debt	855,538	925,000
Preferred stock	68,638	—
Available credit under senior credit facility	100,000	100,000

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Net cash provided by operating activities	$17,237	$5,012
Net cash used in investing activities	(6,277)	(18,228)
Net cash (used in) provided by financing activities	(3,730)	11,853
On June 26, 2008, we issued 750 shares of Series D Perpetual Preferred Stock (the “Series D Preferred Stock”) having an aggregate liquidation value of $75.0 million in a privately placed transaction to qualified investors. We received approximately $68.6 million in net proceeds after issuance discounts and transaction expenses. Also on June 26, 2008, we used $65.0 million of the net proceeds from the issuance to make a voluntary prepayment on our term loan. The remaining $3.6 million of the net proceeds was retained by Gray for general corporate purposes.
On July 15, 2008, we issued an additional 250 shares of Series D Preferred Stock having an aggregate liquidation value of $25.0 million in a privately placed transaction to qualified investors. We received approximately $23.0 million in net proceeds after issuance discounts and transaction expenses. Also on July 15, 2008, we used the $23.0 million of net proceeds from the issuance to make a voluntary prepayment on our term loan.
A detailed table of operating results follows on the next page.

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 3 of 9

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	June 30,
			%
	2008	2007	Change
Revenues (less agency commissions)	$78,743	$79,750	(1)%
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	48,460	49,048	(1)%
Corporate and administrative	2,722	3,584	(24)%
Depreciation and amortization of intangible assets	8,907	10,117	(12)%
(Gain) loss on disposals of assets, net	(84)	119	(171)%

	60,005	62,868	(5)%

Operating income	18,738	16,882	11%
Other income (expense):
Miscellaneous income, net	63	449	(86)%
Interest expense	(13,402)	(16,525)	(19)%
Loss on early extinguishment of debt	—	(16,361)

Income (loss) before income tax	5,399	(15,555)
Income tax expense (benefit)	2,184	(5,613)

Net income (loss)	3,215	(9,942)
Preferred dividends (includes accretion of issuance cost of $0 and $418, respectively)	125	847	(85)%

Net income (loss) available to common stockholders	$3,090	$(10,789)

Basic per share information:
Net income (loss) available to common stockholders	$0.06	$(0.23)

Weighted average shares outstanding	48,235	47,688	1%

Diluted per share information:
Net income (loss) available to common stockholders	$0.06	$(0.23)

Weighted average shares outstanding	48,273	47,688	1%

Political revenue (less agency commission)	$4,951	$2,634	88%

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 4 of 9

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Six Months Ended
	June 30,
			%
	2008	2007	Change
Revenues (less agency commissions)	$149,742	$149,431	0%
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	98,476	97,866	1%
Corporate and administrative	6,261	7,645	(18)%
Depreciation and amortization of intangible assets	17,991	19,892	(10)%
(Gain) loss on disposals of assets, net	(1,005)	116	(966)%

	121,723	125,519	(3)%

Operating income	28,019	23,912	17%
Other income (expense):
Miscellaneous income, net	90	807	(89)%
Interest expense	(29,201)	(33,797)	(14)%
Loss on early extinguishment of debt	—	(22,853)

Loss before income tax benefit	(1,092)	(31,931)
Income tax benefit	(457)	(11,475)

Net loss	(635)	(20,456)
Preferred dividends (includes accretion of issuance cost of $0 and $439, respectively )	125	1,626	(92)%

Net loss available to common stockholders	$(760)	$(22,082)

Basic per share information:
Net loss available to common stockholders	$(0.02)	$(0.46)

Weighted average shares outstanding	48,194	47,711	1%

Diluted per share information:
Net loss available to common stockholders	$(0.02)	$(0.46)

Weighted average shares outstanding	48,194	47,711	1%

Political revenue (less agency commission)	$8,024	$3,731	115%

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 5 of 9

Guidance for the Third Quarter of 2008
We currently anticipate that our broadcast results of operations for the three months ending September 30, 2008 (the “third quarter of 2008”) will approximate the ranges presented in the table below.

		%		%
	2008	Change	2008	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2007	Range	2007	2007
	(dollars in thousands)
OPERATING REVENUES:
Revenues (less agency commissions)	$84,500	15%	$86,500	18%	$73,585

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$50,000	1%	$50,500	2%	$49,583
Corporate and administrative	$3,900	(1)%	$4,000	2%	$3,932

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$13,500		$14,500		$1,450

Expense for non-cash contributions to 401(k) plan	$575		$600		$564

Expense for corporate non-cash stock-based compensation	$400		$425		$285
Comments on Guidance
Total revenues anticipated for the third quarter of 2008 reflect an incremental increase in political revenues. Local non-political advertising revenue for the third quarter of 2008 is currently anticipated to approximate the results of the three months ended September 30, 2007 (the “third quarter of 2007”). National non-political advertising revenue is currently anticipated to be down approximately 6% to 7% in the third quarter of 2008 compared to the third quarter of 2007. Internet advertising revenue for the third quarter of 2008 is currently anticipated to increase approximately 25% to 35% compared to the third quarter of 2007.
The increase in broadcast operating expenses, before depreciation, amortization and gain on disposal of assets, primarily reflects national sales representative commissions on anticipated political revenue. For the full fiscal year ended December 31, 2008, broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) are currently anticipated to increase approximately 1% compared to the full fiscal year ended December 31, 2007 results. This annual increase primarily reflects national sales representative commissions on anticipated political revenue and severance costs relating to staff reductions at certain television stations.
Changes in the classification of certain items:
The classification of certain prior year amounts in the accompanying consolidated financial statements have been changed in order to conform to the current year presentation.
In our previous disclosures, we had included internet advertising revenue with local advertising revenue and retransmission consent revenue was included with production and other revenue. We are now presenting

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 6 of 9

internet advertising revenue and retransmission consent revenue separately. The table below presents our expanded disclosure for the three months and six months ended June 30, 2008 and 2007, respectively (dollars in thousands):

	Three Months Ended June 30,
	2008		2007
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$49,495	62.9%	$52,009	65.2%
National	18,479	23.4%	19,862	24.9%
Internet	3,048	3.9%	2,267	2.9%
Political	4,951	6.3%	2,634	3.3%
Retransmission consent	801	1.0%	488	0.6%
Production and other	1,763	2.2%	2,294	2.9%
Network compensation	206	0.3%	196	0.2%

Total	$78,743	100.0%	$79,750	100.0%

	Six Months Ended June 30,
	2008		2007
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$95,214	63.6%	$98,706	66.1%
National	34,816	23.2%	36,955	24.7%
Internet	5,677	3.8%	4,325	2.9%
Political	8,024	5.4%	3,731	2.5%
Retransmission consent	1,447	1.0%	942	0.6%
Production and other	4,184	2.8%	4,388	2.9%
Network compensation	380	0.2%	384	0.3%

Total	$149,742	100.0%	$149,431	100.0%

The aggregate internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.
Conference Call Information
     We will host a conference call to discuss our second quarter operating results on August 7, 2008. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (888) 663-2258 and the confirmation code is 3464127. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 3464127 until September 6, 2008.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 7 of 9

Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (in thousands):

	As Reported
	Three Months Ended
	June 30,
	2008	2007
Net income (loss)	$3,215	$(9,942)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	8,907	10,117
Amortization of non-cash stock based compensation	395	310
(Gain) loss on disposals of assets, net	(84)	119
Miscellaneous (income) expense, net	(63)	(449)
Interest expense	13,402	16,525
Loss on early extinguishment of debt	—	16,361
Income tax expense (benefit)	2,184	(5,613)
Amortization of program broadcast rights	3,821	3,803
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	641	582
Network compensation revenue recognized	(206)	(196)
Network compensation per network affiliation agreement	30	78
Payments for program broadcast rights	(2,666)	(3,882)

Broadcast Cash Flow Less Cash Corporate Expenses	29,576	27,813
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	2,327	3,274

Broadcast Cash Flow	$31,903	$31,087

	As Reported
	Six Months Ended
	June 30,
	2008	2007
Net income (loss)	$(635)	$(20,456)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	17,991	19,892
Amortization of non-cash stock based compensation	689	830
(Gain) loss on disposals of assets, net	(1,005)	116
Miscellaneous (income) expense, net	(90)	(807)
Interest expense	29,201	33,797
Loss on early extinguishment of debt	—	22,853
Income tax expense (benefit)	(457)	(11,475)
Amortization of program broadcast rights	7,672	7,596
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	1,267	1,200
Network compensation revenue recognized	(380)	(385)
Network compensation per network affiliation agreement	60	157
Payments for program broadcast rights	(6,441)	(7,687)

Broadcast Cash Flow Less Cash Corporate Expenses	47,872	45,631
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	5,572	6,815

Broadcast Cash Flow	$53,444	$52,446

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 8 of 9

Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.
Gray Television, Inc.
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 40 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 8 local news/weather channels and 2 “independent” channels in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on our current expectations of operating results for the third quarter of 2008 and other future events are “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of August 7, 2008. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Gray Television, Inc. Earnings Release for the three months and six months ended June 30, 2008	Page 9 of 9